Exhibit 23.1

Navarre Corporation
New Hope, Minnesota

We hereby consent to the incorporation in Navarre Corporation’s Form 8-K Exhibit 99.1 dated March 16, 2005 of our report dated March 5, 2005, relating to the combined financial statements of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. for the years ended December 31, 2004, 2003 and 2002.

/s/ BDO Seidman, LLP
Dallas, Texas

March 16, 2005